UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2023

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32657

Bermuda	98-0363970
(State of Incorporation)	(IRS Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda
(Address of principal executive offices) (zip code)

(441) 292-1510

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common shares	NBR	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Exchangeable Notes Offering

On February 9, 2023, Nabors Industries, Inc. (“NII”), a wholly owned subsidiary of Nabors Industries Ltd. (“NIL”), and NIL entered into a purchase agreement (the “Purchase Agreement”) under which NII agreed to sell $225,000,000 aggregate principal amount of its 1.750% Exchangeable Senior Notes due June 15, 2029 (the “Exchangeable Notes”) to the initial purchasers named in the Purchase Agreement (the “Initial Purchasers”). The Exchangeable Notes are fully and unconditionally guaranteed by NIL. The closing of the sale of the Exchangeable Notes is expected to occur on or about February 14, 2023, subject to the satisfaction of customary closing conditions. In addition, NII granted the Initial Purchasers a 30-day option to purchase up to an additional $25,000,000 in aggregate principal amount of the Exchangeable Notes on the same terms and conditions.

The Exchangeable Notes will be exchangeable under certain circumstances for cash, common shares of NIL or a combination of cash and common shares of NIL, at NII’s election. NII may redeem the Exchangeable Notes (i) on or after June 15, 2026, in whole or in part, at a redemption price equal to 100% of the principal amount of the Exchangeable Notes plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price per share of NIL’s common shares exceeds 130% of the exchange price on (A) each of 20 trading days, whether or not consecutive, during the 30 trading days ending on, and including, the trading day immediately before the date NIL sends the related redemption notice and (B) the trading day immediately before the date NIL sends such notice; and (ii) in whole but not in part, in connection with certain tax-related events, at a redemption price equal to 100% of the principal amount of Exchangeable Notes plus accrued and unpaid interest to, but excluding, the redemption date.

The exchange rate will initially be 4.7056 common shares of NIL per $1,000 principal amount of the notes (equivalent to an initial exchange price of approximately $212.51 per common share of NIL). The exchange rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or upon notice of a redemption, the exchange rate will increase for a holder who elects to exchange its Exchangeable Notes in connection with such a corporate event or redemption in certain circumstances.

NII will sell the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers will then sell the Notes to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A. NII is relying on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

This disclosure does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer to sell, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the securities were made only by means of a confidential offering memorandum. The securities will not be and have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events

On February 9, 2023, NIL issued a press release announcing the commencement of the offering by NII of the Exchangeable Notes. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On February 9, 2023, NIL issued a press release announcing the pricing by NII of the offering of the Exchangeable Notes. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Launch Press Release regarding the Exchangeable Notes offering dated February 9, 2023.
99.2	Pricing Press Release regarding the Exchangeable Notes offering dated February 9, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.

Date: February 9, 2023	By:	/s/ Mark D. Andrews
		Name:	Mark D. Andrews
		Title:	Corporate Secretary